Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report (the “Report”) dated October 13, 2016, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended July 31, 2016 of Straight Path Communications Inc. which is incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4/A filed by Verizon Communications Inc. We consent to the incorporation by reference in the Amended Registration Statement of the Report, and to the reference to us under the heading “Experts” in the Amended Registration Statement on Form S-4/A filed by Verizon Communications Inc.

/s/ Zwick & Banyai, PLLC

Southfield, Michigan

June 23, 2017